EXHIBIT 10.1

COMBIMATRIX CORPORATION

2016 EXECUTIVE PERFORMANCE BONUS PLAN

Purpose

Pursuant to the authority granted under CombiMatrix Corporation Compensation Committee Charter, the Compensation Committee (the “Committee”) of CombiMatrix Corporation (the “Company” or “our”) has adopted this 2016 Executive Performance Bonus Plan (the “Plan”) effective as of January 1, 2016. The purpose of this Plan is to motivate executives to achieve the Company’s objectives and to minimize turnover for participants. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Internal Revenue Code Section 162(m).

Structure

The overall performance target bonus for the CEO and CFO shall be 50% and 40% of base salary, respectively. These performance targets shall be allocated to the achievement of three separate components as follows: (i) 40% tied to the achievement of our 2016 revenue budget; (ii) 30% tied to gross margin improvement from our 2016 budget; and (iii) 30% tied to improvement of our 2016 budgeted EBITDA loss. Also, each component includes three levels of achievement in order to encourage higher levels of performance.

Eligible Executives

The following executives are eligible for this program:

Mark McDonough, CEO

Scott Burell, CFO

Payments

In order to receive a bonus, the participant must be employed by CombiMatrix at the time bonuses are distributed. The bonus calculations will occur once the Company’s auditors have completed their annual audit of the Company’s consolidated financial statements. Performance bonuses achieved will be paid out within seventy-five days following December 31, 2016.

There shall be no pro rata allowances in the bonus payout amounts should actual targets achieved fall below the baseline target level, which for each of the three bonus components is defined as the middle (or 2nd) tier. However, bonus payments will be computed on a pro rata basis if achievement of the component target falls between the second and third tiers. In no event will bonus payments exceed the third tier of each of the components.

Compensation Committee Discretion

The Compensation Committee retains the latitude to adjust, or eliminate the award, due to unforeseen circumstances. In order to obtain approval by the Compensation Committee for payout of bonuses under the Plan, expense ratios, cash burn targets and cash collections need to be generally comparable to those defined in the 2016 consolidated budget. The Committee wishes to encourage management and will not withhold approval, if there is substantial performance improvement during 2016.

Respectfully submitted,

THE COMPENSATION COMMITTEE

CombiMatrix Corporation